GENENTECH, INC.
                         460 Point San Bruno Boulevard
                         South San Francisco, CA 94080



As of July 7, 1995



Mr. G. Kirk Raab
2250 Reddington Road
Hillsborough, CA


Dear Kirk:

This Letter Agreement sets forth certain changes to the letter agreement between you and Genentech, Inc. (the "Company") dated October 25, 1989 (the "1989 Letter"), as amended by the letter agreement between you and the Company dated July 31, 1990 (the "1990 Letter") and the letter agreement between you and the Company dated October 17, 1991 (the "1991 letter") (the 1989 Letter, as amended by the 1990 letter and the 1991 Letter, being hereinafter referred to as the "Prior Letter Agreement"). These changes are being made in connection with your resignation, effective as of today, from your employment with the Company and from the Board of Directors of the Company. It is agreed that this resignation will be treated as an Involuntary Termination under the Prior Letter Agreement occurring on the date of this Letter Agreement.

1. The last sentence of Paragraph 3.A.(b) of the Prior Letter Agreement is amended to read in its entirety as follows:

Such health and life insurance coverage will continue through the earlier of
(i) the date of your death and (ii) any date on which you breach either of the Covenants (as defined below).

2. Paragraph 3.A.(c) of the Prior Letter Agreement (as set forth in the 1991 Letter Agreement) is amended to read in its entirety as follows:

Loan Payments. You have currently outstanding from the Company the following loans (the "Loans"): a loan in the principal amount of $1.5 million pursuant to a promissory note dated April 14, 1995 (the "Note") and a loan from the Company in the principal amount of $450,000 pursuant to a memorandum to you from Bob Swanson dated May 14, 1985, as amended February 7, 1995 (the "Amended Memo"). The first sentence of Paragraph 1 of the Note is hereby amended to read in its entirety as follows: "Unless extended by Genentech's Board of Directors, the entire principal amount of this promissory note and any accrued but unpaid interest ("Note") shall be due and payable on the earliest of (i) April 15, 1998, (ii) any date on which the undersigned breaches either of the Covenants (as defined in the Letter Agreement dated July 7, 1995 between Genentech and the undersigned), and (iii) the date Roche Holdings, Inc. or any affiliate thereof causes Genentech to redeem its Special Common Stock ("SCS") or any other security issued in exchange for such SCS." Paragraph 4 of the Amended Memo is hereby deleted and Paragraph 3 of the Amended Memo is hereby amended to read in its entirety as follows: "The loan described in paragraph 2 above shall be repaid on the earliest of: (1) the date Roche Holdings, Inc. or any affiliate thereof causes Genentech to redeem its Special Common Stock ("SCS") or any other security issued in exchange for such SCS, (2) April 15, 1998, and (3) any date on which you breach either of the Covenants (as defined in the Letter Agreement dated July 7, 1995, between Genentech and you)." In consideration of such extension of the terms of the Loans, you agree that with respect to such of your stock options as may vest after the Involuntary Termination of your employment (the "Pledged Options"), (i) you will give the Company a security interest for repayment of the Loans, in a form satisfactory to the Company, in all stock acquired by exercise of the Pledged Options and shall not dispose of such stock unless you simultaneously repay to the Company the lesser of (x) the excess of the then fair market value of such stock over the aggregate exercise price paid by you to acquire such stock (the "Spread") and (y) the then outstanding balance of the Loans (including accrued interest), and (ii) if as of the close of business on the date the Loans become due and payable there is an outstanding balance (including accrued interest) due with respect thereto, the Company shall have the right, at its election, to take immediate possession of any stock then in your possession that you acquired by exercise of the Pledged Options having a fair market value equal to such balance, or cancel any then outstanding Pledged Options (whether then vested or unvested) having a Spread equal to such unpaid balance, or a combination thereof, in satisfaction of such balance. In addition, you further agree that if any payments are made or other consideration given in respect of a cancellation or disposition of any of the Pledged Options, such payments or other consideration shall, if requested by the Company, be applied to the reduction of the Loans. Without limiting the foregoing, the Company shall be entitled to place a legend on the certificates representing shares issued upon exercise of Pledged Options and/or upon the Pledged Options to reflect the foregoing and any such security interest and/or to make arrangements in connection with any disposition of such shares and/or Pledged Options to assure the application of the proceeds thereof as aforesaid.

3.  The following additional provisions are added to the Prior Letter
Agreement:

(a) Following the Involuntary Termination of your employment, the Company shall provide you with outplacement services, consistent with its past practice with other departing executives of the Company, for a period not greater than six months and at a cost to the Company not to exceed $50,000; provided, that such coverage shall cease in any event upon the earliest of (i) the date you obtain new employment, (ii) any date on which you breach either of the Covenants (as defined below) and (iii) the Company's incurring expenses of $50,000 for such purposes as aforesaid.

(b) For a period of five years following the Involuntary Termination of your employment, you shall be subject to the following covenants (the "Covenants") in the manner set forth below: (i) you will not in any capacity work for, or knowingly acquire or maintain a financial interest, over which you have investment control, that is in excess of 5% of the outstanding equity in, any business or entity, wherever located, that (1) markets or is developing a product that is or competes with one of the following, or any analogs thereof: human growth hormone; tPA; DNase; and gamma interferon; (2) markets or is developing one of the following that Genentech markets or is developing, or any analogs thereof: inhibitors of the gP IIbIIIa receptor; IGF-1; anti-HER2; ANP; anti-CD2O; nerve growth factor; anti-IgE; gP120 vaccine; TNF; and TNF receptor-IgG; or (3) markets or is developing (including research activities) one of the following that Genentech markets or is developing (including research activities), or any analogs thereof: VEGF; anti-VEGF; lymphotoxin; TNK; anti-CD11a; and thrombopoietin (the "Noncompetition Covenant") (for purposes of the foregoing, an "analog" shall mean: (a) in the instance of nonproteinous molecules, two or more chemical compounds each sharing a core chemical structure that is the same or substantially and functionally similar; and (b) in the instance of proteinous molecules, any compound with either (i) greater than eighty-five (85%) amino acid sequence homology and specificity for the same binding site(s) or (ii) with respect to an antibody to a molecule, the receptor to that molecule and with respect to a receptor to a molecule, the antibody to that molecule); (ii) you will not (1) solicit, attempt to solicit, induce or otherwise cause any person who is at that time an employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any entity by whom you are employed, with whom you are affiliated, or in whom you or any entity with which you are affiliated, have any financial interest or with whom you or any entity with which you are affiliated are discussing the possibility of taking a financial interest, or (2) use, reproduce, or disclose to any other person or company any confidential or proprietary information belonging to the Company that would enable or assist that person or company to solicit, attempt to solicit, induce or otherwise cause any person who is at the time an employee of the Company to terminate his or her employment with the Company (the "No-Raid Covenant"). From and after any date on which you breach the Non-competition Covenant, the cessation of health and life insurance coverage and outplacement services and the acceleration of your loans set forth above in this Letter Agreement shall occur, but the Company's other obligations to you under the Prior Letter Agreement as amended by this Letter Agreement (including without limitation the obligation to provide you with severance pay and benefits and to permit the continued vesting and exercisability of your options) shall continue in effect. From and after any date on which you breach the No-Raid Covenant, the cessation of health and life insurance coverage and outplacement services and the acceleration of your loans set forth above in this Letter Agreement shall occur, and in addition the Company's other obligations to you under the Prior Letter Agreement as amended by this Letter Agreement (including without limitation the obligation to provide you with severance pay and benefits and to permit the continued vesting and exercisability of your options) shall cease and be of no further force and effect. In addition, you and the Company agree that your breach of either of the Covenants would cause harm to the Company that is not capable of remedy through money damages and accordingly that the Company shall be entitled to injunctive relief from a court of competent jurisdiction against such a breach. Notwithstanding anything else in this Letter Agreement, the Company shall not assert that you have breached either of the Covenants unless its Board of Directors so determines. The Company shall give you oral or written notice either (i) that management is considering recommending to the Board that the Board make such a determination, or (ii) that the Board is considering whether to make such a determination, which notice shall describe the breach or possible breach in question and shall give you at least three business days to provide a response to such notice and/or propose a remedy for such breach or possible breach to the Chief Executive Officer of the Company (in the case of a notice described in clause (i) above) or the Board (in the case of a notice described in clause (ii) above). Notwithstanding the foregoing, in no event shall any failure or alleged failure of the Company to comply with the requirements of the preceding sentence or any aspect thereof preclude the Company from enforcing, or delay the enforcement of, any remedy for such breach to which it may otherwise be entitled, or relieve you of any obligation for any such breach; except that the Company shall not enforce the remedies set forth in the second and third sentences of this paragraph until the expiration of three business days from the date on which it gives you notice pursuant to the preceding sentence.

(c) Counsel for the parties in In Re Genentech Shareholder Litigation, C.A. No. 14265 (Cons.) (the "Actions"), have today entered into a Memorandum of Understanding with respect to the settlement of the Actions, which Memorandum of Understanding provides for the entry of judgment and a release of all claims against you and other defendants. The provisions of this paragraph shall not become effective unless and until you are released from the claims asserted in the Actions pursuant to final court approval of the proposed settlement. In consideration of the Company's execution of this Letter Agreement, and except with respect to such obligations as the Company may have
(i) pursuant to the Prior Letter Agreement as amended by this Letter Agreement, (ii) your stock option agreements, (iii) the Company's Tax Reduction Investment Plan, (iv) the Company's Supplemental Plan, (v) to indemnify you pursuant to its charter, by-laws or Delaware law, (vi) under any other existing written agreement pursuant to which it may be obligated to pay you any compensation for services and (vii) with respect to Directors and Officers insurance, you hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action, both known and unknown, in law or in equity, which you may now have or ever had against the Company, any directors or officers of the Company, and any of their respective predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers or attorneys) ("Claims"). You and the Company stipulate and agree that you shall be deemed to have, and by operation of the releases contemplated hereby shall have, waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You shall be deemed to have, and by operation of the releases contemplated hereby shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to section 1542 of the California Civil Code. You acknowledge that you may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of the releases contemplated hereby, but you shall be deemed to have, and by operation of the releases contemplated hereby shall have, fully, finally, and forever settled and released any and all Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, claims arising under the Age Discrimination in Employment Act, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. You acknowledge that the foregoing waiver was separately bargained for and is an integral element of this Letter Agreement of which this release is a part and that you were represented by counsel in connection with your execution of this Letter Agreement.

4. Any notice by the Company to you pursuant to paragraph 3(b) of this Letter Agreement shall be given orally by telephone or in person, or in writing as set forth below. Any notice by you to the Company or by you to the Company designating a different facsimile number or address shall be given in writing as set forth below. Written notices to either party to this Letter Agreement shall be given:

(i) by facsimile to the party's facsimile number set forth below, or such other facsimile number as such party may designate in accordance with this paragraph 4, in which event such notice shall be considered to have been given at the time it is transmitted by the party giving notice;

(ii) by U.S. mail to the party's address set forth below, or such other address as such may designate in accordance with this paragraph 4, in which event such notice shall be considered to have been given two business days after it is sent;

(iii) by Federal Express or another overnight courier service to the party's address set forth below, or such other address as such party may designate in accordance with this paragraph 4, in which event such notice shall be considered to have been given one business day after it is sent; or

(iv) by hand delivery to the party's address at the address set forth below, or such other address as such party may designate in accordance with this paragraph 4, in which event such notice shall be considered to have been given when delivered to such address.

Your present address and facsimile number are:

           Mr. G. Kirk Raab
           999 Mountain Home Rd.
           Woodside, CA  94062

           Facsimile number:  (415)


The Company's present address and facsimile number are:

           Genentech, Inc.
           460 Point San Bruno Boulevard
           South San Francisco, CA  94080

           Facsimile number:  (415) 952-9881

           Attention:  General Counsel



5. Except as modified by this Letter Agreement, the terms and provisions of the Prior Letter Agreement will continue in full force and effect.

Please indicate your acceptance of the foregoing by signing and dating the enclosed copy of this Letter Agreement and returning it to the Company at your earliest convenience.


                                    Very truly yours,


                                    GENENTECH, INC.



                                    /S/ JOHN P. MCLAUGHLING
                                    _______________________

                                    By:  John P. McLaughlin


AGREED TO AND ACCEPTED BY:


/S/  G. KIRK RAAB
__________________

G. Kirk Raab

Dated:  As of July 7, 1995




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